Exhibit 5.1

Bank of America Plaza	813.229.7600
101 East Kennedy Boulevard	813.229.1660 fax
Suite 2800
Tampa, Florida 33602
www.shumaker.com

June 26, 2024

Oragenics, Inc.

1990 Main Street, Suite 750

Sarasota, FL 34236

Re:	Oragenics, Inc.

Ladies and Gentlemen:

We are acting as counsel to Oragenics, Inc., a Florida corporation (the “Company”), in connection with the preparation and filing of the prospectus supplement, dated June 25, 2024 (the “Prospectus Supplement”), filed with the Securities and Exchange Commission (the “Commission”) pursuant to Rule 424(b) of the rules and regulations of the Securities Act. The Company filed a registration statement on Form S-3 (File No. 333-269225) (the “Registration Statement”) and the base prospectus included therein with the Commission on January 13, 2023, which was declared effective January 25, 2023. The base prospectus together with the prospectus supplement are collectively referred to as the “Prospectus”. The Prospectus Supplement pertains to the sale and issuance of (1) 1,100,000 shares of the Company’s common stock, par value $0.001 per share (the “Common Stock” and such shares, the “Common Shares”), and (2) Warrants (the “Warrants”) to purchase up to an aggregate of 55,000 shares of Common Stock (the “Warrant Shares”. The Warrants are being issued to Dawson James Securities, Inc. (the “Representative”) pursuant to a Placement Agency agreement of event date between the Representative and the Company (the “Placement Agency Agreement”).

In connection with this opinion, we have reviewed and relied upon (A) the Registration Statement, Prospectus and the respective exhibits thereto, (B) the Placement Agency Agreement and the Warrants (collectively, the “Transaction Documents”); (C) the articles of incorporation and bylaws of the Company; and (D) such agreements, instruments, resolutions of the board of directors of the Company and committees thereof and other corporate records, and such other documents as we have deemed necessary or appropriate for the purpose of issuing this opinion letter, and we have obtained from officers and other representatives and agents of the Company and from public officials, and have relied (with your permission) upon, such certificates, representations and assurances, and public filings, as we have deemed necessary or appropriate. In our examination, we have assumed: (i) the authenticity of original documents and the genuineness of all signatures; (ii) the conformity to the originals of all documents submitted to us as copies; (iii) the truth, accuracy and completeness of the information, representations and warranties contained in the instruments, documents, certificates and records we have reviewed; (iv) that the Warrants have been duly authorized; and (v) the legal capacity for all purposes relevant hereto of all natural persons and, with respect to all parties to agreements or instruments relevant hereto other than the Company, that such parties had the requisite power and authority (corporate or otherwise) to execute, deliver and perform such agreements or instruments, that such agreements or instruments have been duly authorized by all requisite action (corporate or otherwise), executed and delivered by such parties and that such agreements or instruments are the valid, binding and enforceable obligations of such parties. As to any facts material to the opinions expressed herein that were not independently established or verified, we have relied upon oral or written statements and representations of officers and other representatives of the Company.

Based upon and subject to the foregoing, we are of the opinion that:

1.	The Warrants have been duly authorized by the Company;

2.	The Common Shares have been duly authorized by the Company and if, when and to the extent any Common Shares are issued and sold in accordance with all applicable terms and conditions set forth in, and in the manner contemplated by, the relevant Transaction Documents, and as described in the Registration Statement and Prospectus (including payment in full of all consideration required for such Common Shares), such Common Shares will be validly issued, fully paid and nonassessable; and

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3.	The Warrant Shares have been duly authorized by the Company and if, when and to the extent any Warrant Shares are issued and sold in accordance with all applicable terms and conditions set forth in, and in the manner contemplated by, the relevant Transaction Documents (including due and proper exercise of the relevant Warrant(s) in accordance with such Warrant(s) and payment in full of all consideration required thereunder for such Warrant Shares), and as described in the Registration Statement and Prospectus, such Warrant Shares will be validly issued, fully paid and nonassessable.

We are admitted to practice in the State of Florida. This opinion letter is limited to the laws of the State of Florida, as such laws presently exist and to the facts as they presently exist. We express no opinion as to the effect of the law of any other jurisdiction. We assume no obligation to revise or supplement this opinion letter should the laws of such jurisdictions be changed after the date hereof by legislative action, judicial decision or otherwise. Without limiting the generality of the foregoing, we express no opinion with respect to (i) state securities or “Blue Sky” laws or (ii) state or federal antifraud laws.

We hereby consent to the inclusion of this opinion as Exhibit 5.1 to the Company’s Current Report on Form 8-K dated June 26, 2024 and the Registration Statement in accordance with the requirements of Item 601(b)(5) of Regulation S-K promulgated under the Securities Act and to the references to our firm therein and in the Prospectus and the Prospectus Supplement under the caption “Legal Matters.” In giving this consent, we do not thereby admit that we are an “expert” within the meaning of the Securities Act of 1933, as amended.

Very truly yours,

/s/ Shumaker, Loop & Kendrick, LLP

SHUMAKER, LOOP & KENDRICK, LLP

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